Exhibit 4.4
Execution Version
CONTINUING SECURITY AGREEMENT
This CONTINUING SECURITY AGREEMENT is entered into as of October 27, 2010 by and between                                         , an Ohio                     , having its principal office at 250 East Broad Street, Columbus, Ohio 43215 (the “Debtor”), and Fifth Third Bank, having its principal office at 21 East State Street, Columbus, Ohio 43215 (the “Bank”).
Background Information
A. The Debtor and the Bank are entering into a Credit Agreement of even date herewith (as it may be amended, modified, supplemented, extended, renewed, restated or replaced from time to time, the “Loan Agreement”). The Debtor is entering into this Continuing Security Agreement (as it may be amended, modified, supplemented, extended, renewed, restated or replaced from time to time, the “Security Agreement”) in order to induce the Bank to enter into and extend credit from time to time to the Debtor, including without limitation, under the Loan Agreement.
B. The Debtor is a member of a holding Company system as defined in Ohio Revised Code Section 3901.32; accordingly, Debtor is not granting a security interest in any property which would not be permitted under the Insurance Laws of the State of Ohio.
Provisions
NOW, THEREFORE, as an inducement to and in consideration of the Bank providing such credit facilities, the mutual obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Debtor and the Bank do hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Terms Defined in Loan Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Loan Agreement.
Section 1.2 Terms Defined in Ohio Uniform Commercial Code. Terms defined in the Ohio Uniform Commercial Code which are not otherwise defined in this Security Agreement are used herein as defined in the Ohio Uniform Commercial Code as in effect from time to time (the “UCC”). References to articles and sections of articles of the UCC shall refer to such articles and sections as enacted by the State of Ohio and in effect from time to time.
Section 1.3 Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the Background Information section above, the following terms shall have the following meanings:

“Accounts” means “account” as defined in Article 9 of the UCC, which definition, as of the date of this Security Agreement, means a right to payment of a monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a policy of insurance issued or to be issued, (iv) for a secondary obligation incurred or to be incurred, (v) for energy provided or to be provided, (vi) for the use or hire of a vessel under a charter or other contract, (vii) arising out of the use of a credit or charge card or information contained on or for use with the card or (viii) as winnings in a lottery or other game of chance operated or sponsored by a state, governmental unit of a state, or Person licensed or authorized to operate the game by a state or governmental unit of a state. “Account” includes a Health-Care-Insurance Receivable. “Account” does not include (i) rights to payment evidenced by Chattel Paper or an Instrument, (ii) Commercial Tort Claims, (iii) Deposit Accounts, (iv) Investment Property, (v) Letter-of-Credit Rights or letters of credit or (vi) rights to payment for money or funds advanced or sold, other than rights arising out of the use of a credit or charge card or information contained on or for use with the card.
“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.
“Chattel Paper” means “chattel paper” as defined in Article 9 of the UCC, which definition, as of the date of this Security Agreement, means a record that evidences both a monetary obligation and a security interest in specific Goods, a security interest in specific Goods and Software used in the Goods, a security interest in specific Goods and license of Software used in the Goods, a lease of specific Goods, or a lease of specific Goods and license of Software used in the Goods. “Monetary obligation” means a monetary obligation secured by the Goods or owed under a lease of the Goods and includes a monetary obligation with respect to Software used in the Goods. If a transaction is evidenced by records that include an Instrument or series of Instruments, the group of records taken together constitutes Chattel Paper. “Chattel Paper” does not include (i) charters or other contracts involving the use or hire of a vessel or (ii) records that evidence a right to payment arising out of the use of a credit or charge card or information contained on or for use with the card.
“Collateral” means all Commercial Tort Claims pursuant to Section 4.9, Deposit Accounts, Electronic Chattel Paper, Equipment, Fixtures, General Intangibles, Goods, Inventory, Letter-of-Credit Rights, Payment Intangibles, Receivables, Software, Stock Rights, Supporting Obligations and Other Collateral, wherever located, in which the Debtor now has or hereafter acquires any right or interest, and the proceeds, insurance proceeds and products thereof, together with all books and records, customer lists, credit files, software, computer files, programs, printouts and other computer materials and records related thereto. Notwithstanding anything to the contrary herein, “Collateral” shall not include any Collateral in which a security interest cannot be granted by Debtor under the Ohio Insurance Laws.
“Commercial Tort Claim” means “commercial tort claim” as defined in Article 9 of the UCC, which definition, as of the date of this Security Agreement, means a claim arising in tort with respect to which (a) the claimant is an organization or (b) the claimant is an individual and the claim: (i) arose in the course of the claimant’s business or profession and (ii) does not include damages arising out of personal injury to or the death of an individual.
“Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9, of the UCC.
“Default” means an event described in Section 5.1.
“Deposit Account” means “deposit account” as defined in Article 9 of the UCC, which definition, as of the date of this Security Agreement, means a demand, time, savings, passbook, or similar account maintained with a bank, but does not include Investment Property or Accounts evidenced by an Instrument.
“Documents” means “document” as defined in Article 9 of the UCC, which definition, as of the date of this Security Agreement, means a document of title or a receipt of the type described in division (B) of section 1307.06 of the Ohio Revised Code.
“Electronic Chattel Paper” means “electronic chattel paper” as defined in Article 9 of the UCC, which definition, as of the date of this Security Agreement, means Chattel Paper evidenced by a record consisting of information stored in an electronic medium.
“Equipment” means “equipment” as defined in Article 9 of the UCC, which definition, as of the date of this Security Agreement, means Goods other than Inventory, Farm Products, or consumer goods.
“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.
“Fixtures” means “fixtures” as defined in Article 9 of the UCC, which definition, as of the date of this Security Agreement, means all Goods which become so related to particular real estate that an interest in such Goods arises under real property law.
“General Intangibles” means “general intangible” as defined in Article 9 of the UCC, which definition, as of the date of this Security Agreement, means any personal property, including things in action, other than Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Goods, Instruments, Investment Property, Letter-of-Credit Rights, letters of credit, money, and oil, gas, or other minerals before extraction. “General Intangible” includes Payment Intangibles and Software.
“Goods” means “goods” as defined in Article 9 of the UCC, which definition, as of the date of this Security Agreement, means all things that are movable when a security interest attaches. “Goods” includes (i) Fixtures, (ii) standing timber that is to be cut and removed under a conveyance or contract for sale, (iii) the unborn young of animals, (iv) crops grown, growing, or to be grown, even if the crops are produced on trees, vines, or bushes and (v) manufactured homes. “Goods” also includes a computer program embedded in Goods and any supporting information provided in connection with a transaction relating to the program if (i) the program is associated with the Goods in such a manner that it customarily is considered part of the Goods or (ii) by becoming the owner of the Goods, a person acquires a right to use the program in connection with the Goods. “Goods” does not include a computer program embedded in Goods that consist solely of the medium in which the program is embedded. “Goods” does not include Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, General Intangibles, Instruments, Investment Property, Letter-of-Credit Rights, letters of credit, money, or oil, gas or other minerals before extraction.
“Health-Care-Insurance Receivable” means a “health-care-insurance receivable” as defined in Article 9 of the UCC, which definition, as of the date of this Security Agreement, means an interest in or claim under a policy of insurance which is a right to payment of a monetary obligation for health-care goods or services provided.
“Hedging Contracts” means, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between the Debtor and the Bank and designed to protect the Debtor against fluctuations in interest rates or currency exchange rates.
“Hedging Obligations” means, with respect to the Debtor, all liabilities of the Debtor to the Bank under Hedging Contracts.
“Instruments” means “instrument” as defined in Article 9 of the UCC, which definition, as of the date of this Security Agreement, means a negotiable instrument or any other writing that evidences a right to the payment of a monetary obligation, is not itself a security agreement or lease, and is of a type that in ordinary course of business is transferred by delivery with any necessary indorsement or assignment. “Instrument” does not include (i) Investment Property, (ii) letters of credit or (iii) writings that evidence a right to payment arising out of the use of a credit or charge card or information contained on or for use with the card.
“Inventory” means “inventory” as defined in Article 9 of the UCC, which definition, as of the date of this Security Agreement, means Goods, other than farm products, which: (i) are leased by a Person as lessor; (ii) are held by a Person for sale or lease or to be furnished under contracts of service; (iii) are furnished by a Person under a contract of service; or (iv) consist of raw materials, work in process, or materials used or consumed in a business.
“Investment Property” means “investment property” as defined in Article 9 of the UCC, which definition, as of the date of this Security Agreement, means a Security, whether certificated or uncertificated; a security entitlement; a securities account; a commodity contract or a commodity account.
“Letter-of-Credit Rights” means “letter-of-credit right” as defined in Article 9 of the UCC, which definition, as of the date of this Security Agreement, means a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance. “Letter-of-Credit Right” does not include the right of a beneficiary to demand payment or performance under a letter of credit.

“Obligations” means any and all existing and future indebtedness, obligation and liability of every kind, nature and character, direct or indirect, absolute or contingent (including all renewals, extensions and modifications thereof and all fees, costs and expenses incurred by the Bank in connection with the preparation, administration, collection or enforcement thereof), of the Debtor to the Bank or any branch, subsidiary or Affiliate thereof, including without limitation all existing and future indebtedness, obligations and liabilities arising under or pursuant to this Security Agreement, the Loan Agreement, any promissory note or notes now or hereafter issued under the Loan Agreement, and the other Loan Documents.
“Other Collateral” means any property of the Debtor, other than real estate, not included within the defined terms Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Fixtures, General Intangibles, Goods, Health-Care-Insurance Receivables, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Payment Intangibles, Pledged Deposits, Software, Stock Rights and Supporting Obligations, including, without limitation, all timber to be cut, money, cash on hand, and other deposits (general or special, time or demand, provisional or final) with any bank or other financial institution, it being intended that the Collateral include all property and assets of the Debtor other than real estate.
“Payment Intangibles” means “payment intangible” as defined in Article 9 of the UCC, which definition, as of the date of this Security Agreement, means a General Intangible under which the account debtor’s principal obligation is a monetary obligation.
“Pledged Deposits” means all time deposits of money (other than Deposit Accounts and Instruments), whether or not evidenced by certificates, and all rights to receive interest on said deposits.
“Receivables” means the Accounts, Chattel Paper, Documents, Health-Care-Insurance Receivables, Investment Property, Instruments or Pledged Deposits, and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.
“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.
“Secured Obligations” means the Obligations and Hedging Obligations entered into with the Bank or its Affiliates.
“Security” has the meaning set forth in Article 8 of the UCC.
“Software” means “software” as defined in Article 9 of the UCC, which definition, as of the date of this Security Agreement, means a computer program and any supporting information provided in connection with a transaction relating to the program. “Software” does not include a computer program that is included in the definition of Goods.

“Stock Rights” means any Securities, dividends or other distributions and any other right or property which the Debtor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Securities or other ownership interests in a corporation, partnership, joint venture, limited liability company or other entity constituting Collateral and any Securities, any right to receive Securities and any right to receive earnings, in which the Debtor now has or hereafter acquires any right, issued by an issuer of such Securities.
“Supporting Obligations” means “supporting obligation” as defined in Article 9 of the UCC, which definition, as of the date of this Security Agreement, means a Letter-of-Credit Right or secondary obligation that supports the payment or performance of an Account, Chattel Paper, a Document, a General Intangible, an Instrument, or Investment Property.
“UCC” has the meaning set forth in Section 1.2.
“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
ARTICLE II
GRANT OF SECURITY INTEREST
The Debtor hereby pledges, assigns and grants to the Bank and (to the extent specifically provided herein) its Affiliates, a security interest in all of the Debtor’s right, title and interest in and to the Collateral to secure the prompt and complete payment and performance of the Secured Obligations.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
The Debtor represents and warrants to the Bank that:
Section 3.1 Title, Authorization, Validity and Enforceability. The Debtor has good and valid rights in or the power to transfer and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1(f) and has full power and authority to grant to the Bank the security interest in such Collateral pursuant hereto. The execution and delivery by the Debtor of this Security Agreement has been duly authorized by proper corporate proceedings, and this Security Agreement constitutes a legal, valid and binding obligation of the Debtor and creates a security interest which is enforceable against the Debtor in all now owned and hereafter acquired Collateral. When financing statements have been filed in the appropriate offices against the Debtor in the locations listed on Exhibit E, the Bank will have a fully perfected first priority security interest in that Collateral in which a security interest may be perfected by filing, subject only to Liens permitted under Section 4.1(f), certain of which, from time to time, may (with the consent of the Bank or as otherwise set forth in the Loan Agreement) be senior in priority to the security interest granted herein.
Section 3.2 Conflicting Laws and Contracts. Neither the execution and delivery by the Debtor of this Security Agreement, the creation and perfection of the security interest in the Collateral granted hereunder, nor compliance with the terms and provisions hereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Debtor or the Debtor’s articles of incorporation or code of regulations, the provisions of any indenture, instrument or agreement to which the Debtor is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien pursuant to the terms of any such indenture, instrument or agreement (other than any Lien of the Bank and Liens permitted under Section 4.1(f)).
Section 3.3 Type and Jurisdiction of Organization. The Debtor is a corporation organized under the laws of the State of Ohio.
Section 3.4 Principal Location. The Debtor’s mailing address, the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), and the location of the books and records relating to the Receivables is disclosed in Exhibit A; the Debtor has no other places of business except as set forth in Exhibit A.
Section 3.5 Property Locations. The Inventory, Equipment and Fixtures are located solely at the locations described in Exhibit A. All of said locations are owned by the Debtor except for locations (i) which are leased by the Debtor as lessee and designated in Part B of Exhibit A and (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated in Part C of Exhibit A, with respect to which Inventory the Debtor has delivered bailment agreements, warehouse receipts, financing statements or other documents satisfactory to the Bank to protect the Bank’s security interest in such Inventory.
Section 3.6 No Other Names. The Debtor does not conduct business under any name except the name in which it has executed this Security Agreement, which is the exact name as it appears in the Debtor’s organizational documents, as may be amended, as filed with the Debtor’s jurisdiction of organization and has not conducted business under any name except as disclosed on Exhibit A.
Section 3.7 No Default. No Unmatured Default or Default exists.
Section 3.8 Accounts and Chattel Paper. The names of the obligors, amounts owing, due dates and other information with respect to the Accounts and Chattel Paper are and will be correctly stated in all records of the Debtor relating thereto and in all invoices and reports with respect thereto furnished to the Bank by the Debtor from time to time. As of the time when each Account or each item of Chattel Paper arises, the Debtor shall be deemed to have represented and warranted that such Account or Chattel Paper, as the case may be, and all records relating thereto, are genuine and in all respects what they purport to be.

Section 3.9 Filing Requirements. None of the Equipment is covered by any certificate of title, except for any motor vehicles owned by Debtor. None of the Collateral is of a type for which security interests or liens may be perfected by filing under any federal statute except for patents, trademarks and copyrights held by the Debtor and described in Part C of Exhibit B. The legal description, county and street address of the property on which any Fixtures are located is set forth in Exhibit C together with the name and address of the record owner of each such property.
Section 3.10 No Financing Statements. No financing statement describing all or any portion of the Collateral which has not lapsed or been terminated naming the Debtor as debtor has been filed in any jurisdiction except (i) financing statements naming the Bank as the secured party, (ii) as described in Exhibit D and (iii) as permitted by Section 4.1(f).
ARTICLE IV
COVENANTS
From the date of this Security Agreement, and thereafter until this Security Agreement is terminated:
Section 4.1 General.
(a) Inspection. The Debtor shall permit the Bank, by its representatives and agents (i) to inspect the Collateral, (ii) to examine and make copies of the records of the Debtor relating to the Collateral and (iii) to discuss the Collateral and the related records of the Debtor with, and to be advised as to the same by, the Debtor’s officers and employees (and, in the case of any Receivable, with any Person which is or may be obligated thereon), all at such reasonable times and intervals as the Bank may determine, and all at the Debtor’s expense.
(b) Taxes. The Debtor shall pay when due all taxes, assessments and governmental charges and levies upon the Collateral, except those which are being contested in good faith by appropriate proceedings and with respect to which no Lien exists.
(c) Records and Reports; Notification of Default. The Debtor shall maintain complete and accurate books and records with respect to the Collateral, and furnish to the Bank such reports relating to the Collateral as the Bank shall from time to time request. The Debtor shall give prompt notice in writing to the Bank of the occurrence of any Unmatured Default or Default and of any other development, financial or otherwise, which might materially and adversely affect the Collateral.
(d) Financing Statements and Other Actions; Defense of Title. The Debtor hereby authorizes the Bank to file, and if requested shall execute and deliver to the Bank, all financing statements and other documents and take such other actions as may from time to time be requested by the Bank in order to maintain a first perfected security interest in, and, if applicable, Control of, the Collateral. The Debtor shall take any and all actions necessary to defend title to the Collateral against all Persons and to defend the security interest of the Bank in the Collateral and the priority thereof against any Lien not expressly permitted hereunder.
(e) Disposition of Collateral. The Debtor shall not sell, lease or otherwise dispose of the Collateral except (i) prior to the occurrence of an Default or an Unmatured Default, dispositions specifically permitted pursuant to the Loan Agreement, (ii) until such time following the occurrence of a Default or an Unmatured Default as the Debtor receives a notice from the Bank instructing the Debtor to cease such transactions, sales or leases of Inventory in the ordinary course of business and (iii) until such time as the Debtor receives a notice from the Bank pursuant to Article VII, proceeds of Inventory and Accounts collected in the ordinary course of business.
(f) Liens. The Debtor shall not create, incur, or suffer to exist any Lien on the Collateral except (i) the security interest created by this Security Agreement, (ii) existing Liens described in Exhibit D and (iii) other Liens permitted pursuant to Section 6.13 of the Loan Agreement.
(g) Change in Corporate Existence, Type or Jurisdiction of Organization, Location, Name. The Debtor will:
(i) preserve its existence as a corporation and not, in one transaction or a series of related transactions, merge into or consolidate with any other entity, or sell all or substantially all of its assets;
(ii) not change its state of incorporation;
(iii) not maintain its place of business (if it has only one) or its chief executive office (if it has more than one place of business) at a location other than a location specified on Exhibit A; and
(iv) not (A) have any Inventory, Equipment or Fixtures or proceeds or products thereof (other than Inventory and proceeds thereof disposed of as permitted by Section 4.1(e)) at a location other than a location specified in Exhibit A, (B) change its name or taxpayer identification number or (C) change its mailing address, unless the Debtor shall have given the Bank not less than 30 days’ prior written notice of such event or occurrence and the Bank shall have either (x) determined that such event or occurrence will not adversely affect the validity, perfection or priority of the Bank’s security interest in the Collateral, or (y) taken such steps (with the cooperation of the Debtor to the extent necessary or advisable) as are necessary or advisable to properly maintain the validity, perfection and priority of the Bank’s security interest in the Collateral.
(h) Other Financing Statements. The Debtor shall not authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except as permitted by Section 4.1(f).

Section 4.2 Receivables.
(a) Certain Agreements on Receivables. The Debtor shall not make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof, except that, prior to the occurrence of a Default or an Unmatured Default, the Debtor may reduce the amount of Accounts arising from the sale of Inventory in accordance with its present policies and in the ordinary course of business.
(b) Collection of Receivables. Except as otherwise provided in this Security Agreement, the Debtor shall collect and enforce, at the Debtor’s sole expense, all amounts due or hereafter due to the Debtor under the Receivables.
(c) Delivery of Invoices. The Debtor shall deliver to the Bank immediately upon its request after the occurrence and during the continuance of a Default or an Unmatured Default duplicate invoices with respect to each Account bearing such language of assignment as the Bank shall specify.
(d) Disclosure of Counterclaims on Receivables. If (i) any discount, credit or agreement to make a rebate or to otherwise reduce the amount owing on a Receivable exists or (ii) if, to the knowledge of the Debtor, any dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to a Receivable, the Debtor shall disclose such fact to the Bank in writing in connection with the inspection by the Bank of any record of the Debtor relating to such Receivable and in connection with any invoice or report furnished by the Debtor to the Bank relating to such Receivable.
Section 4.3 Inventory and Equipment.
(a) Maintenance of Goods. The Debtor shall do all things necessary to maintain, preserve, protect and keep the Inventory and the Equipment in good repair and working and saleable condition.
(b) Insurance.
(i) The Debtor shall (A) maintain fire and extended coverage insurance on the Inventory and Equipment containing a lender’s loss payable clause in favor of the Bank, and providing that said insurance will not be terminated except after at least 30 days’ written notice from the insurance company to the Bank, (B) maintain such other insurance on the Collateral for the benefit of the Bank as the Bank shall from time to time request, (C) furnish to the Bank upon the request of the Bank from time to time the originals of all policies of insurance on the Collateral and certificates with respect to such insurance and (D) maintain general liability insurance naming the Bank as an additional insured.
(ii) In the event of any loss or damage to any Collateral occasioned by fire or other hazard, the Debtor shall give immediate written notice to the insurance carrier and to the Bank. The Bank shall have the right, on behalf of the Debtor, to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom the Bank’s reasonable expenses incurred in the collection of such proceeds; provided however, that nothing contained in this Section 4.3 shall require Bank to incur any expense or take any action hereunder. In the event of any such loss or damage, provided that no Unmatured Default or Default shall have then occurred and be continuing and the aggregate amount of such insurance proceeds received and/or equity funds which may be provided by the Debtor will be sufficient, in the Bank’s reasonable judgment, to pay all projected costs of the restoration, repair or replacement of the Collateral, the Debtor, at its option, shall have the right to (x) have the balance of such insurance proceeds used for the purpose of reimbursing the Debtor for the cost of such restoration, repair or replacement of the Collateral, or (y) apply the balance of such proceeds to the payment of the Secured Obligations, whether or not then due, in such order of application as determined by the Bank; provided further, that if a Default or an Unmatured Default shall have occurred and be continuing or the aggregate amount of such insurance proceeds and/or equity funds will not be sufficient, in the Bank’s reasonable judgment, to pay all projected costs of the restoration, repair or replacement of the Collateral, the Bank, at its option, shall have the right to (A) have the balance of such insurance proceeds used for the purpose of reimbursing the Debtor for the cost of such restoration, repair and replacement of the Collateral or (B) apply the balance of such proceeds to the payment of the Secured Obligations, whether or not then due, in such order of application as determined by the Bank. In either case, all such insurance proceeds shall be paid to and held by the Bank for disbursement and use in accordance with the terms of this Security Agreement and the Debtor hereby assigns to the Bank all rights of Debtor in and to any insurance proceeds paid as a result of any such loss or damage.
(iii) If the insurance proceeds held by the Bank are to be used to reimburse Debtor for the cost of restoration, repair or replacement of the Collateral, the Debtor shall, notwithstanding the adequacy of the insurance proceeds, promptly restore, repair and/or replace the Collateral, such that the Collateral shall be at least equal in value and general use as it was prior to the damage or destruction.
Section 4.4 Instruments; Securities; Chattel Paper; Documents and Pledged Deposits. The Debtor shall (i) hold in trust for the Bank upon receipt, and upon the request of the Bank at any time and from time to time deliver to the Bank any Chattel Paper, Securities and Instruments constituting Collateral, (ii) upon the designation of any Pledged Deposits (as set forth in the definition thereof), deliver to the Bank such Pledged Deposits which are evidenced by certificates included in the Collateral endorsed in blank, marked with such legends and assigned as the Bank shall specify and (iii) upon the Bank’s request, after the occurrence and during the continuance of a Default, deliver to the Bank (and thereafter hold in trust for the Bank upon receipt and immediately deliver to the Bank) any Document evidencing or constituting Collateral.

Section 4.5 Pledged Deposits. The Debtor shall not withdraw all or any portion of any Pledged Deposit or fail to rollover said Pledged Deposit without the prior written consent of the Bank.
Section 4.6 Deposit Accounts. The Debtor shall (i) upon the Bank’s request, cause each bank or other financial institution in which it maintains (A) a Deposit Account to enter into a control agreement with the Bank, in form and substance satisfactory to the Bank in order to give the Bank Control of the Deposit Account or (B) other deposits (general or special, time or demand, provisional or final) to be notified of the security interest granted to the Bank hereunder and cause each such bank or other financial institution to acknowledge such notification in writing and (ii) upon the Bank’s request after the occurrence and during the continuance of a Default, deliver to each such bank or other financial institution a letter, in form and substance acceptable to the Bank, transferring ownership of the Deposit Account to the Bank or transferring dominion and Control over each such other deposit to the Bank until such time as no Unmatured Default or Default exists.
Section 4.7 Federal, State or Municipal Claims. The Debtor shall notify the Bank of any Collateral which constitutes a claim against the United States government or any state or local government or any instrumentality or agency thereof, the assignment of which claim is restricted by federal, state or municipal law.
Section 4.8 Letter of Credit Rights. The Debtor will upon the Bank’s request cause each issuer of a letter of credit to consent to the assignment of proceeds of the letter of credit in order to give the Bank Control of the Letter-of-Credit Rights to such letter of credit.
Section 4.9 Commercial Tort Claims. If the Debtor shall at any time hold or acquire a Commercial Tort Claim, the Debtor shall immediately notify the Bank in a writing signed by the Debtor of the details thereof and grant to the Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Security Agreement, with such writing to be in form and substance satisfactory to the Bank. Without limiting the obligations of the Debtor set forth in the preceding sentence, the Debtor irrevocably authorizes the Bank at any time and from time to time after receipt of any such notice and appoints the Bank as its attorney in fact to sign on behalf of the Debtor any such writing necessary or desirable in the Bank’s sole discretion to grant, perfect and to maintain the perfection and priority of the Bank’s security interest in any such Commercial Tort Claim. The Debtor authorizes the Bank to file appropriate UCC financing statements with respect to any such Commercial Tort Claims.
Section 4.10 Electronic Chattel Paper and Transferable Records. If the Debtor at any time holds or acquires an interest in any Electronic Chattel Paper or any “transferable record”, as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in §16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Debtor shall promptly notify the Bank thereof and, at the request of the Bank, shall take such action as the Bank may reasonably request to vest in the Bank Control under Section 9-105 of the UCC of such Electronic Chattel Paper or control under Section 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, §16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Bank agrees with the Debtor that the Bank will arrange, pursuant to procedures satisfactory to the Bank and so long as such procedures will not result in the Bank’s loss of Control, for the Debtor to make alterations to the Electronic Chattel Paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or §16 of the Uniform Electronic Transactions Act for a party in Control to make without loss of Control, unless a Default has occurred and is continuing or would occur after taking into account any action by the Debtor with respect to such Electronic Chattel Paper or transferable record.
Section 4.11 Uncertificated Securities and Certain Other Investment Property. The Debtor will permit the Bank from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Investment Property not represented by certificates which are Collateral to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Investment Property not represented by certificates and all rollovers and replacements therefor to reflect the Lien of the Bank granted pursuant to this Security Agreement. At the request of the Bank, the Debtor will take any actions necessary to cause (i) the issuers of uncertificated securities which are Collateral and which are Securities and (ii) any financial intermediary which is the holder of any Investment Property, to cause the Bank to have and retain Control over such Securities or other Investment Property. Without limiting the foregoing, at the request of the Bank the Debtor will, with respect to Investment Property held with a financial intermediary, cause such financial intermediary to enter into a control agreement with the Bank in form and substance satisfactory to the Bank.
Section 4.12 Stock and Other Ownership Interests.
(a) Changes in Capital Structure of Issuers. The Debtor will not (i) permit or suffer any issuer of privately held corporate securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral to dissolve, liquidate, retire any of its capital stock or other Instruments or Securities evidencing ownership, reduce its capital or merge or consolidate with any other entity, or (ii) vote any of the Instruments, Securities or other Investment Property in favor of any of the foregoing.
(b) Issuance of Additional Securities. The Debtor will not permit or suffer the issuer of privately held corporate securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral to issue any such securities or other ownership interests, any right to receive the same or any right to receive earnings, except to the Debtor or as otherwise permitted under the Loan Agreement.
(c) Registration of Pledged Securities and other Investment Property. The Debtor will permit any registerable Collateral to be registered in the name of the Bank or its nominee at any time at the option of the Bank.
(d) Exercise of Rights in Pledged Securities and other Investment Property. The Debtor will permit the Bank or its nominee at any time after the occurrence of a Default, without notice, to exercise all voting and corporate rights relating to the Collateral, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any corporate securities or other ownership interests or Investment Property in or of a corporation, partnership, joint venture or limited liability company constituting Collateral and the Stock Rights as if it were the absolute owner thereof.
ARTICLE V
EVENTS OF DEFAULT
Section 5.1 Events of Default. The occurrence of any one or more of the following events shall constitute a Default:
(a) Any representation or warranty made by or on behalf of the Debtor under or in connection with this Security Agreement shall be materially false as of the date on which made.
(b) The breach by the Debtor of any of the terms or provisions of Article IV or Article VII.
(c) The breach by the Debtor (other than a breach which constitutes a Default under Section 5.1(a) or 5.1(b)) of any of the terms or provisions of this Security Agreement which is not remedied within twenty (20) days after written notice from Bank.
(d) Any material portion of the Collateral shall be transferred or otherwise disposed of, either voluntarily or involuntarily, in any manner not permitted by Section 4.1(e) or 8.7 or shall be lost, stolen, damaged or destroyed.
(e) Any Secured Obligation shall not be paid when due, whether at stated maturity, upon acceleration, or otherwise.
(f) The occurrence of any “Default” under, and as defined in, the Loan Agreement.
Section 5.2 Acceleration and Remedies. Upon the acceleration of the Obligations under the Loan Agreement, the Obligations and, to the extent provided for under the Hedging Contracts evidencing the same, the Hedging Obligations, shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and the Bank may exercise any or all of the following rights and remedies:
(a) Those rights and remedies provided in this Security Agreement, the Loan Agreement, or any other Loan Document, provided that this Section 5.2(a) shall not be understood to limit any rights or remedies available to the Bank prior to a Default.
(b) Those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement.

(c) Without notice except as specifically provided in Section 8.1 or elsewhere herein, sell, lease, assign, grant an option or options to purchase or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, for cash, on credit or for future delivery, and upon such other terms as the Bank may deem commercially reasonable.
The Bank may comply with any applicable state or federal law requirements in connection with any disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Bank may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Collateral and has no obligation to provide any warranties at such time.
If, after the Loan Agreement has terminated by its terms and all of the Obligations have been paid in full, there remain Hedging Obligations outstanding, the Bank may exercise the remedies provided in this Section 5.2 upon the occurrence of any event which would allow or require the termination or acceleration of any Hedging Obligations pursuant to the terms of the agreement governing any Hedging Contract.
Section 5.3 Debtor’s Obligations Upon a Default. Upon the request of the Bank after the occurrence of a Default, the Debtor shall:
(a) Assembly of Collateral. Assemble and make available to the Bank the Collateral and all records relating thereto at any place or places designated by the Bank which are reasonably convenient to both the Debtor and the Bank.
(b) Secured Party Access. Permit the Bank, by the Bank’s representatives and agents, to enter any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral and to remove all or any part of the Collateral.
Section 5.4 License. The Bank is hereby granted a license or other right to use, following the occurrence and during the continuance of a Default, without charge, the Debtor’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, customer lists and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral, and, following the occurrence and during the continuance of a Default, the Debtor’s rights under all licenses and all franchise agreements shall inure to the Bank’s benefit. In addition, the Debtor hereby irrevocably agrees that the Bank may, following the occurrence and during the continuance of a Default, sell any of the Debtor’s Inventory directly to any Person, including without limitation Persons who have previously purchased the Debtor’s Inventory from the Debtor and in connection with any such sale or other enforcement of the Bank’s rights under this Security Agreement, may sell Inventory which bears any trademark owned by or licensed to the Debtor and any Inventory that is covered by any copyright owned by or licensed to the Debtor and the Bank may finish any work in process and affix any trademark owned by or licensed to the Debtor and sell such Inventory as provided herein.

ARTICLE VI
WAIVERS, AMENDMENTS AND REMEDIES
No delay or omission of the Bank to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Bank and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Bank until the Secured Obligations have been paid in full.
ARTICLE VII
PROCEEDS; COLLECTION OF RECEIVABLES
Section 7.1 Lockboxes. Upon request of the Bank after the occurrence of a Default, the Debtor shall execute and deliver to the Bank irrevocable lockbox agreements in the form provided by or otherwise acceptable to the Bank, which agreements shall be accompanied by an acknowledgment by the bank where the lockbox is located of the Lien of the Bank granted hereunder and of irrevocable instructions to wire all amounts collected therein to a special collateral account at the Bank.
Section 7.2 Collection of Receivables. The Bank may at any time in its sole discretion after the occurrence of an Unmatured Default or a Default, by giving the Debtor written notice, elect to require that the Receivables be paid directly to the Bank. In such event, the Debtor shall, and shall permit the Bank to, promptly notify the account debtors or obligors under the Receivables of the Bank’s interest therein and direct such account debtors or obligors to make payment of all amounts then or thereafter due under the Receivables directly to the Bank. Upon receipt of any such notice from the Bank, the Debtor shall thereafter hold in trust for the Bank, all amounts and proceeds received by it with respect to the Receivables and Other Collateral and immediately and at all times thereafter deliver to the Bank all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements. The Bank shall hold and apply funds so received as provided by the terms of Sections 7.3 and 7.4.
Section 7.3 Special Collateral Account. The Bank may require all cash proceeds of the Collateral to be deposited in a special non-interest bearing cash collateral account with the Bank and held there as security for the Secured Obligations. The Debtor shall have no control whatsoever over said cash collateral account. If no Unmatured Default or Default has occurred or is continuing, the Bank shall from time to time deposit the collected balances in said cash collateral account into the Debtor’s general operating account with the Bank. If any Unmatured Default or Default has occurred and is continuing, the Bank may, from time to time, apply the collected balances in said cash collateral account to the payment of the Secured Obligations whether or not the Secured Obligations shall then be due.
Section 7.4 Application of Proceeds. Any proceeds of the Collateral received or collected by Bank shall be applied by the Bank to payment of the Secured Obligations in the following order unless a court of competent jurisdiction shall otherwise direct:
(a) FIRST, to payment of all costs and expenses of the Bank incurred in connection with the collection and enforcement of the Secured Obligations or of the security interest granted to the Bank pursuant to this Security Agreement;
(b) SECOND, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest and fees owing to the Bank or its affiliates;
(c) THIRD, to payment of the principal of the Secured Obligations and the net early termination payments and any other Hedging Obligations then due and unpaid from the Debtor to the Bank or its affiliates, owing to each of them;
(d) FOURTH, to payment of any Secured Obligations (other than those listed above) pro rata among those parties to whom such Secured Obligations are due in accordance with the amounts owing to each of them; and
(e) FIFTH, the balance, if any, after all of the Secured Obligations have been satisfied, shall be deposited by the Bank into the Debtor’s general operating account with the Bank.
ARTICLE VIII
GENERAL PROVISIONS
Section 8.1 Notice of Disposition of Collateral; Condition of Collateral. The Debtor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Debtor, addressed as set forth in Section 8.16, at least 10 days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. The Bank shall have no obligation to clean-up or otherwise prepare the Collateral for sale.
Section 8.2 Compromises and Collection of Collateral. The Debtor and the Bank recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, the Debtor agrees that the Bank may at any time and from time to time, if a Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Bank in its sole discretion shall determine or abandon any Receivable, and any such action by the Bank shall be commercially reasonable so long as the Bank acts in good faith based on information known to it at the time it takes any such action.
Section 8.3 Secured Party Performance of Debtor Obligations. Without having any obligation to do so, the Bank may perform or pay any obligation which the Debtor has agreed to perform or pay in this Security Agreement and the Debtor shall reimburse the Bank for any amounts paid by the Bank pursuant to this Section 8.3. The Debtor’s obligation to reimburse the Bank pursuant to the preceding sentence shall be a Secured Obligation payable on demand.
Section 8.4 Authorization for Secured Party to Take Certain Action. The Debtor irrevocably authorizes the Bank at any time and from time to time in the sole discretion of the Bank and appoints the Bank as its attorney in fact (i) to execute on behalf of the Debtor as debtor and/or to file initial financing statements, amendments of financing statements, correction statements with respect to financing statements and other documents necessary or desirable in the Bank’s sole discretion to perfect and to maintain the perfection and priority of the Bank’s security interest in the Collateral, including to file in any filing office in the State of Ohio or any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (1) as all assets and/or personal property of the Debtor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC or the Uniform Commercial Code of such jurisdiction, or (2) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the of the UCC or the Uniform Commercial Code of such other jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including (1) whether the Debtor is an organization, the type of organization and any organizational identification number issued to the Debtor, and (2) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates, (ii) to indorse and collect any cash proceeds of the Collateral, (iii) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Collateral and which are Securities or with financial intermediaries holding other Investment Property as may be necessary or advisable to give the Bank Control over such Securities or other Investment Property, (iv) subject to the terms of Section 4.1(e), to enforce payment of the Receivables in the name of the Bank or the Debtor, (v) to apply the proceeds of any Collateral received by the Bank to the Secured Obligations as provided in Article VII, (vi) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder), and the Debtor agrees to reimburse the Bank on demand for any payment made or any expense incurred by the Bank in connection therewith, and (vii) to grant to the Bank in writing a security interest in Commercial Tort Claims and in the proceeds thereof as set forth in Section 4.9, which security interest shall be upon the terms of this Security Agreement, with such writing to be in form and substance satisfactory to the Bank, provided that this authorization shall not relieve the Debtor of any of its obligations under this Security Agreement or under the Loan Agreement. The Debtor hereby ratifies and authorizes the filing by the Bank of any financing statement with respect to the Collateral made prior to the date hereof.

Section 8.5 Specific Performance of Certain Covenants. The Debtor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1(e), 4.1(f), 4.4, 5.3, or 8.7 or in Article VII will cause irreparable injury to the Bank, that the Bank has no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Bank to seek and obtain specific performance of other obligations of the Debtor contained in this Security Agreement, that the covenants of the Debtor contained in the Sections referred to in this Section 8.5 shall be specifically enforceable against the Debtor.
Section 8.6 Use and Possession of Certain Premises. Upon the occurrence of a Default, the Bank shall be entitled to occupy and use any premises owned or leased by the Debtor where any of the Collateral or any records relating to the Collateral are located until the Secured Obligations are paid or the Collateral is removed therefrom, whichever first occurs, without any obligation to pay the Debtor for such use and occupancy.
Section 8.7 Dispositions Not Authorized. The Debtor is not authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.1(e) and notwithstanding any course of dealing between the Debtor and the Bank or other conduct of the Bank, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 4.1(e)) shall be binding upon the Bank unless such authorization is in writing signed by the Bank.
Section 8.8 Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of the Debtor and the Bank and their respective successors and assigns (including all Persons who become bound as a debtor to this Security Agreement), except that the Debtor shall not have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of the Bank.
Section 8.9 Survival of Representations. All representations and warranties of the Debtor contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.
Section 8.10 Taxes and Expenses. Any taxes (including income taxes) payable or ruled payable by Federal or State authority in respect of this Security Agreement shall be paid by the Debtor, together with interest and penalties, if any. The Debtor shall reimburse the Bank for any and all out-of-pocket expenses and internal charges (including reasonable attorneys’, auditors’ and accountants’ fees and reasonable time charges of attorneys, paralegals, auditors and accountants who may be employees of the Bank) paid or incurred by the Bank in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral). Any and all costs and expenses incurred by the Debtor in the performance of actions required pursuant to the terms hereof shall be borne solely by the Debtor.
Section 8.11 Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

Section 8.12 Termination. This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until (i) the Loan Agreement has terminated pursuant to its express terms and (ii) all of the Secured Obligations have been indefeasibly paid and performed in full and no commitments of the Bank to the Debtor which would give rise to any Secured Obligations are outstanding.
Section 8.13 Entire Agreement. This Security Agreement embodies the entire agreement and understanding between the Debtor and the Bank relating to the Collateral and supersedes all prior agreements and understandings between the Debtor and the Bank relating to the Collateral.
Section 8.14 CHOICE OF LAW. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF OHIO, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
Section 8.15 Indemnity. The Debtor hereby agrees to indemnify the Bank, and its successors, assigns, agents and employees, from and against any and all liabilities, damages, penalties, suits, costs, and expenses of any kind and nature (including, without limitation, all expenses of litigation or preparation therefor whether or not the Bank is a party thereto) imposed on, incurred by or asserted against the Bank, or its successors, assigns, agents and employees, in any way relating to or arising out of this Security Agreement, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including, without limitation, latent and other defects, whether or not discoverable by the Bank or the Debtor, and any claim for patent, trademark or copyright infringement).
Section 8.16 Notices.
(a) Sending Notices. Any notice required or permitted to be given under this Security Agreement shall be sent (and deemed received) in the manner and to the addresses set forth in Section 9.13 of the Loan Agreement.
(b) Change in Address for Notices. Each of the Debtor and the Bank may change the address for service of notice upon it by a notice in writing to the other party.
[Signatures appear on following page]

IN WITNESS WHEREOF, the Debtor and the Bank have executed this Security Agreement as of the date first above written.

DEBTOR:
,
an Ohio

By:

BANK:

Fifth Third Bank

By:

William J. Whitley, Vice President
Signature Page to
Continuing Security Agreement

EXHIBIT A
(See Sections 3.4, 3.5, 3.6, 4.1(g) and 8.16 of Security Agreement)
Place of Business (if it has only one) or Chief Executive Office (if more than one place of business) and Mailing Address:
250 E. Broad St., 7th Floor
Columbus, Ohio 43215
Location(s) of Receivables Records (if different from Place of Business or Chief Executive Office above):
Locations of Inventory, Equipment and Fixtures:
A. Properties Owned by the Debtor:
250 E. Broad St., 7th Floor
Columbus, Ohio 43215
B. Properties Leased by the Debtor (Include Landlord’s Name):
N/A
C. Public Warehouses or other Locations pursuant to Bailment or Consignment Arrangements (include name of Warehouse Operator or other Bailee or Consignee):
N/A
Prior Business Names:
N/A

EXHIBIT B
(See Section 3.9 of Security Agreement)
A. Patents, copyrights, trademarks protected under federal law*:
N/A

*
For (i) trademarks, show the trademark itself, the registration date and the registration number; (ii) trademark applications, show the trademark applied for, the application filing date and the serial number of the application; (iii) patents, show the patent number, issue date and a brief description of the subject matter of the patent; and (iv) patent applications, show the serial number of the application, the application filing date and a brief description of the subject matter of the patent applied for. Any licensing agreements for patents or trademarks should be described on a separate schedule.

EXHIBIT C
(See Section 3.9 of Security Agreement)
Street address of property on which
Fixtures are located:
250 E. Broad St., 7th Floor
Columbus, Ohio 43215
Name and Address of Record Owner (if not the Debtor):

EXHIBIT D
(See Sections 3.10 and 4.1(f) of Security Agreement)
EXISTING LIENS ON THE COLLATERAL

Secured Party	Collateral	Principal Balance	Maturity

N/A

EXHIBIT E
(See Section 3.1 of Security Agreement)
OFFICES IN WHICH FINANCING STATEMENTS HAVE BEEN FILED
Secretary of State of the State of Ohio